Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2009 RESULTS
DALLAS — (BUSINESS WIRE) — August 4, 2009 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2009. Company highlights for the second quarter include:
Financial Highlights
•	Revenues were $47.2 million in the second quarter of 2009 compared to $49.0 million in the second quarter of 2008.

•	Adjusted EBITDAR was $13.9 million in the second quarter of 2009, compared to $14.6 million in the prior year period.

•	Adjusted EBITDAR margin was 29.3 percent compared to 29.7 percent in the second quarter of the prior year.

•	Net income was $0.4 million or $0.02 per diluted share in the second quarter of 2009 compared to net income of $1.2 million or $0.05 per diluted share in the second quarter of 2008.

•	Adjusted CFFO was $3.5 million or $0.13 per diluted share in the second quarter of 2009, versus $3.8 million or $0.14 per diluted share in the second quarter of 2008.
Operational Highlights
•	Average physical occupancy rate for the 58 stabilized communities was 86 percent.

•	Operating margins (before property taxes, insurance and management fees) were 49 percent in stabilized independent and assisted living communities.

•	At communities under management, excluding three communities undergoing conversions, same-store revenue increased 0.7 percent versus the second quarter of 2008 as a result of a 3.8 percent increase in average monthly rent. Same-community expenses decreased 1.3 percent and net income increased 3.6 percent from the comparable period of the prior year.

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“While the seniors housing market is not immune to the effects of the national economic slowdown, the cost reduction programs we have implemented at the corporate and property levels and increases in average monthly rents are contributing to positive operating performance,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Tight control of expenses enabled us to improve margins versus the comparable period of the prior year despite lower occupancies. We are encouraged by occupancy gains in the last two months. When occupancies return to historic levels, revenue growth is expected to result in significant incremental margin contributions. We are well-positioned to take advantage of opportunities in the current environment and maximize shareholder value through growth and profitability.”
OPERATING AND FINANCIAL RESULTS
For the second quarter of 2009, the Company reported revenue of $47.2 million, compared to revenue of $49.0 million in the second quarter of 2008. The reduction is largely due to a $1.1 million reduction in affiliated management services revenue as the Company is no longer earning development fees from three joint venture communities that were being developed this time last year. Resident and healthcare revenue decreased from the second quarter of the prior year by approximately $0.2 million despite an increase in average monthly rents. The number of consolidated communities remained at 50 in both periods. Financial occupancy of the consolidated portfolio averaged 83.6 percent in the second quarter of 2009 with an average monthly rent of $2,541 per occupied unit, a 1.4 percent increase from the first quarter. Excluding three communities with units being converted to higher levels of care, financial occupancy of the consolidated portfolio averaged 84.9 percent.
Revenue under management was $55.0 million in the second quarter of 2009 compared to $55.1 million in the second quarter of 2008. Revenue under management includes revenue generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. There were 66 communities under management in the second quarter of 2009 compared to 64 communities under management in the second quarter of 2008. Three joint venture developments have opened since the second quarter of last year and one management agreement has expired.
Operating expenses for the second quarter of 2009 decreased by $0.2 million from the second quarter of 2008. As a percentage of resident and healthcare revenue, operating expenses were 61.2 percent in the second quarter of 2009 compared to 61.5 percent in the second quarter of 2008.
General and administrative expenses of $3.4 million were approximately $0.3 million lower than the second quarter of 2008. These expenses exceeded budget by approximately $0.5 million as the Company experienced an unusually high rate of health insurance claims during the quarter. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. The Company’s new benefit year begins in July and both payroll deductions and employee co-payments have been increased to mitigate these costs. A similar unfavorable variance was experienced in the second quarter of 2008, but was brought back in line over the remainder of last year. As a percentage of

CAPITAL/PAGE 7
revenue under management, general and administrative expenses were 6.1 percent in the second quarter of 2009.
Facility lease expenses were $6.5 million in the second quarter of 2009, approximately $0.2 million higher than the second quarter of 2008, primarily reflecting increases in contingent rent on 25 leased communities.
Depreciation and amortization expense increased $0.2 million from the second quarter of the prior year as a result of capital improvements at certain of the Company’s owned and leased facilities.
Adjusted EBITDAR for the second quarter of 2009 was approximately $13.9 million, compared to $14.6 million in the second quarter of 2008. Adjusted EBITDAR margin was 29.3 percent for the period.
Interest expense was $3.0 million in the second quarter of 2009, slightly less than the second quarter of 2008, reflecting lower debt due to principal amortization.
The Company reported income before taxes of approximately $0.8 million in the second quarter of 2009 compared to a pre-tax profit of approximately $2.0 million in the second quarter of 2008.
The Company’s provision for income taxes in the second quarter of 2009 was $0.4 million, over 47 percent of pre-tax income and increases the Company’s year-to-date tax rate to 44.5 percent. The Company is impacted by the recently-enacted Texas Margin Tax which effectively imposes a tax on modified gross revenues for communities operated in Texas. The Company consolidated 17 Texas communities in the second quarter of 2009 and the Texas Margin Tax increased the overall tax provision by more than eight percentage points.
The Company reported net income of $0.4 million or $0.02 per diluted share in the second quarter of 2009 versus net income of $1.2 million or $0.05 per diluted share in the second quarter of 2008. Adjusted CFFO was $3.5 million or $0.13 per diluted share in the second quarter of 2009 versus $3.8 million or $0.14 per diluted share in the second quarter of 2008.
For the first six months of 2009, the Company produced revenue of $95.2 million, compared to revenue of $97.5 million in the first six months of 2008. Nearly two million dollars of the shortfall is due to the Company’s decision to cease development and forego the fee income received in the prior year. This fee income significantly impacted year-over-year comparisons of EBITDAR, net income and CFFO.
Adjusted EBITDAR for the first six months of 2009 was $28.1 million, compared to $29.2 million for the first six months of 2008. The Company earned net income of $1.2 million in the first six months of 2009 compared to net income of $2.7 million in the first six months of 2008. CFFO was $7.6 million, or $0.29 per diluted share, in the fist six months of 2009 compared to $7.7 million, or $0.29 per diluted share, in the first six months of 2008.

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CAPITAL OVERVIEW AND FINANCING
In January of this year, the Company announced that its Board of Directors authorized a stock repurchase program of up to $10 million of its common stock. Under the stock repurchase program, the Company is authorized to repurchase, from time to time, shares of its common stock in the open market and in privately negotiated transactions. The timing and extent to which the Company may repurchase its shares will depend upon market conditions and other corporate considerations. The Company anticipates that it will finance the repurchase program with available cash. Through the first six months of 2009, the Company has purchased 349,800 shares of common stock at a cost of approximately $0.9 million, or an average cost of $2.67 per share.
The Company ended the quarter with $28.0 million of cash and cash equivalents and $2.2 million of restricted cash. The restricted cash represents collateral for letters of credit which are used in place of security deposits with a lessor. The interest earned on the restricted cash is approximately equal to the cost of the letters of credit.
As of June 30, 2009 the Company financed its 25 owned communities with mortgage debt totaling $184.1 million at fixed interest rates averaging 6.1 percent. With the exception of one mortgage of $4.7 million maturing in September of 2009, the next closest maturity is July of 2015.
Capital expenditures for the quarter were approximately $2.1 million, representing $1.0 million of investment spending and $1.1 million of recurring Capex. Through the first half of 2009, the Company has spent $1.7 million of recurring Capex. If annualized, this rate of spending would equal approximately $510 per unit.
SUBSEQUENT EVENTS
On August 3, 2009, James A. Stroud announced his intention to resign from the Board of Directors of the Company effective September 30, 2009 to start up Stroud Properties, Inc. a commercial real estate company. Mr. Stroud is a founder of the Company and served as an officer of Capital Senior Living and its predecessors from January 1986 through December 2008.
Q209 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s second quarter 2009 financial results. The call will be held on Wednesday, August 5, 2009 at 11:00 a.m. Eastern Time.
The call-in number is 913-312-0716, confirmation code 1997453. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 5, 2009 at 2:00 p.m. Eastern

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Time, until August 13, 2009 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 1997453. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 9,800 residents, including 40 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and one community it manages for a third party. Resident capacities in the communities operated by the Company indicate that 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600.

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,979	$25,880
Restricted cash	2,162	—
Accounts receivable, net	3,587	3,809
Accounts receivable from affiliates	489	1,152
Federal and state income taxes receivable	1,196	2,364
Deferred taxes	1,052	1,052
Assets held for sale	354	354
Property tax and insurance deposits	7,905	8,632
Prepaid expenses and other	4,090	5,930

Total current assets	48,814	49,173
Property and equipment, net	303,138	305,881
Deferred taxes	10,041	11,062
Investments in joint ventures	6,884	7,173
Other assets, net	14,751	14,831

Total assets	$383,628	$388,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,286	$1,920
Accrued expenses	13,117	13,661
Current portion of notes payable	11,102	12,026
Current portion of deferred income	6,489	6,174
Customer deposits	1,451	1,593

Total current liabilities	33,445	35,374
Deferred income	18,401	20,056
Notes payable, net of current portion	175,694	177,541
Commitments and contingencies Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 26,851 and 26,679 in 2009 and 2008, respectively	272	267
Additional paid-in capital	131,045	130,426
Retained Earnings	25,705	24,456
Treasury stock, at cost — 350 shares in 2009	(934)	—

Total shareholders’ equity	156,088	155,149

Total liabilities and shareholders’ equity	$383,628	$388,120

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Resident and health care revenue	$42,550	$42,727	$85,149	$85,571
Unaffiliated management services revenue	18	46	36	88
Affiliated management services revenue	678	1,736	1,300	3,169
Community reimbursement revenue	3,959	4,523	8,695	8,721

Total revenues	47,205	49,032	95,180	97,549
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	26,020	26,265	51,989	52,871
General and administrative expenses	3,372	3,710	6,364	7,328
Facility lease expense	6,531	6,319	12,939	12,455
Stock-based compensation expense	289	264	620	493
Depreciation and amortization	3,275	3,082	6,528	6,115
Community reimbursement expense	3,959	4,523	8,695	8,721

Total expenses	43,446	44,163	87,135	87,983

Income from operations	3,759	4,869	8,045	9,566
Other income (expense):
Interest income	16	96	38	223
Interest expense	(2,956)	(3,041)	(5,904)	(6,106)
(Loss) gain on sale of assets	—	(4)	—	596
Other income (expense)	4	99	73	152

Income before provision for income taxes	823	2,019	2,252	4,431
Provision for income taxes	(394)	(773)	(1,003)	(1,695)

Net income	$429	$1,246	$1,249	$2,736

Per share data:
Basic net income per share	$0.02	$0.05	$0.05	$0.10

Diluted net income per share	$0.02	$0.05	$0.05	$0.10

Weighted average shares outstanding — basic	26,439	26,349	26,518	26,345

Weighted average shares outstanding — diluted	26,523	26,670	26,583	26,648

Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 09	Q2 08	Q2 09	Q2 08	Q2 09	Q2 08
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	3,926	3,926	3,503	3,503
Leased	25	25	3,715	3,775	3,104	3,152
Joint Venture communities (equity method)	15	12	1,995	1,406	1,654	1,221
Third party communities managed	1	2	148	294	115	239

Total	66	64	9,784	9,401	8,376	8,115

Independent living			6,753	6,505	5,695	5,569
Assisted living			2,376	2,241	2,063	1,928
Continuing Care Retirement Communities			655	655	618	618

Total			9,784	9,401	8,376	8,115
II. Percentage of Operating Portfolio
Consolidated communities
Owned	37.9%	39.1%	40.1%	41.8%	41.8%	43.2%
Leased	37.9%	39.1%	38.0%	40.2%	37.1%	38.8%
Joint venture communities (equity method)	22.7%	18.8%	20.4%	15.0%	19.7%	15.0%
Third party communities managed	1.5%	3.1%	1.5%	3.1%	1.4%	2.9%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			69.0%	69.2%	68.0%	68.6%
Assisted living			24.3%	23.8%	24.6%	23.8%
Continuing Care Retirement Communities			6.7%	7.0%	7.4%	7.6%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Owned communities
Number of communities	25	25
Resident capacity	3,926	3,926
Unit capacity	3,503	3,503
Financial occupancy (1)	85.2%	87.0%
Revenue (in millions)	20.5	20.2
Operating expenses (in millions) (2)	11.2	11.3
Operating margin	45%	44%
Average monthly rent	2,295	2,219
II. Leased communities
Number of communities	25	25
Resident capacity	3,715	3,775
Unit capacity	3,104	3,152
Financial occupancy (1)	81.8%	84.8%
Revenue (in millions)	22.2	22.4
Operating expenses (in millions) (2)	12.3	12.3
Operating margin	45%	45%
Average monthly rent	2,821	2,718
III. Consolidated communities
Number of communities	50	50
Resident capacity	7,641	7,701
Unit capacity	6,607	6,655
Financial occupancy (1)	83.6%	86.0%
Revenue (in millions)	42.6	42.7
Operating expenses (in millions) (2)	23.4	23.6
Operating margin	45%	45%
Average monthly rent	2,541	2,456
IV. Communities under management
Number of communities	66	64
Resident capacity	9,784	9,401
Unit capacity	8,376	8,115
Financial occupancy (1)	80.0%	86.1%
Revenue (in millions)	55.0	55.1
Operating expenses (in millions) (2)	30.0	29.7
Operating margin	45%	46%
Average monthly rent	2,709	2,602

	Communities		Resident Capacity		Units
	Q2 09	Q2 08	Q2 09	Q2 08	Q2 09	Q2 08
V. Same Store communities under management (excluding 3 communities with conversions)
Number of communities	60	60
Resident capacity	8,707	8,707
Unit capacity	7,519	7,519
Financial occupancy (1)	84.9%	87.7%
Revenue (in millions)	52.4	52.1
Operating expenses (in millions) (2)	27.8	28.0

Operating margin	47%	46%
Average monthly rent	2,703	2,604
V. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter (3)	6.1%	6.6%
First Six Months (3)	5.8%	6.1%
VI. Consolidated Debt Information (in thousands, except for interest rates)
Excludes insurance premium financing
Total fixed rate debt	184,103	187,485
Weighted average interest rate	6.1%	6.1%
(1) — Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2) — Excludes management fees, insurance and property taxes.
(3) — 2008 — Excludes due diligence costs which were written off when a potential acquisition was terminated and costs incurred to avoid a proxy contest.

CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Adjusted EBITDAR
Net income from operations	$3,759	$4,869	$8,045	$9,566
Depreciation and amortization expense	3,275	3,082	6,528	6,115
Stock-based compensation expense	289	264	620	493
Facility lease expense	6,531	6,319	12,939	12,455
Unusual legal/proxy costs	—	1	—	177
Write-off of Hearthstone acquisition costs	—	38	—	375

Adjusted EBITDAR	$13,854	$14,573	$28,132	$29,181

Adjusted EBITDAR Margin
Adjusted EBITDAR	$13,854	$14,573	$28,132	$29,181
Total revenues	47,205	49,032	95,180	97,549

Adjusted EBITDAR margin	29.3%	29.7%	29.6%	29.9%

Adjusted net income and net income per share
Net income	$429	$1,246	$1,249	$2,736
Unusual legal/proxy costs, net of tax	—	1	—	110
Write-off of Hearthstone acquisition costs, net of tax	—	23	—	231
Asset held for sale impairment, net of tax	—	—	—	83
Loss (gain) on sale of assets, net of tax	—	2	—	(421)

Adjust net income	$429	$1,272	$1,249	$2,739

Adjusted net income per share	$0.02	$0.05	$0.05	$0.10

Diluted shares outstanding	26,523	26,670	26,583	26,648

Adjusted CFFO and CFFO per share
Net cash provided by operating activities	$6,082	$3,573	$11,376	$8,017
Changes in operating assets and liabilities	(2,063)	703	(2,754)	386
Recurring capital expenditures	(505)	(505)	(1,010)	(1,010)
Unusual legal/proxy costs, net of tax	—	1	—	110
Write-off of Hearthstone acquisition costs, net of tax	—	23	—	231

Adjusted CFFO	$3,514	$3,795	$7,612	$7,734

Adjusted CFFO per share	$0.13	$0.14	$0.29	$0.29

Diluted shares outstanding	26,523	26,670	26,583	26,648
Adjusted pretax income
Pretax income as reported	$823	$2,019	$2,252	$4,431
Unusual legal/proxy costs	—	1	—	177
Write-off of Hearthstone acquisition costs	—	38	—	375
Asset held for sale impairment	—	—	—	134
Loss (gain) on sale of assets	—	4	—	(680)

Adjusted pretax income	$823	$2,062	$2,252	$4,437

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